NAXOS RESOURCES LTD.

                              INFORMATION CIRCULAR

                     For the Special Meeting of shareholders
                  to be held on October 15, 2001 at 10:00 a.m..

                             SOLICITATION OF PROXIES

THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF THE MANAGEMENT OF NAXOS RESOURCES LTD. (hereinafter called the "Corporation") for use at the Special Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment or adjournments thereof (hereinafter called the "Meeting") for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

The costs incurred in the preparation and mailing of the Instrument of Proxy, Notice of the Special Meeting and this Information Circular will be borne by the Corporation. In addition to the use of mail, proxies may be solicited by personal interviews and telephone attendances by directors, officers and employees of the Corporation, who will not be remunerated therefore.

                      APPOINTMENT AND REVOCATION OF PROXIES

The person named in the enclosed Instrument of Proxy is a Director of the Corporation. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVED IN THE INSTRUMENT OF PROXY OR BY COMPLETING ANOTHER INSTRUMENT OF PROXY. A proxy will not be valid unless the completed Instrument of Proxy is deposited at the Office of the transfer agent, Computershare Trust Company of Canada, 408 510 Burrard Street, Vancouver, British Columbia, V6C 3139, not later than 10:00 a.m. (Pacific Standard Time) on October 12, 2001, in default of which the Instrument of Proxy shall not be treated as valid.

A Shareholder who has given a proxy may revoke it by an instrument in writing deposited either at the Office of the transfer agent, Computershare Trust Company of Canada, 408 - 510 Burrard Street, Vancouver, British Columbia, V6C 3139, at any time up to and including the 1st business day preceding the day of the Meeting or, if adjourned, any reconvening thereof, or with the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof, or in any other manner provided by law. Where a proxy has been revoked, the Shareholder may personally attend the meeting and vote his shares as if no proxy had been given.

VOTING OF PROXIES

All shares represented by properly executed proxies will be voted on any ballot that may be called for and where a vote.

with respect to any matter to be acted upon is specified in the Instrument of Proxy, the shares represented by the proxy will be voted in accordance with such specification. In the absence of any such specifications, the management designees, if named as proxy, will vote in favor of all the matters set out thereon. The enclosed Instrument of Proxy confers discretionary authority upon the management designees or other persons named as proxy with respect to amendments to or variations of matters identified in the Notice of Special Meeting of Shareholders and any other matters, which may properly come before the Meeting. At the time of printing of this Information Circular, the management of the Corporation knows of no such amendment, variation or other matter.

RECORD DATE

Pursuant to the Canada Business Corporations Act, the record date for the Meeting is the close of business on September 6, 2001. Only shareholders of the Corporation of record as at that date are entitled to receive notice of and to vote at the Meeting unless after that date a Shareholder of record transfers his shares and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he owns such shares, requests prior to the Meeting that the transferee's name be included in the List of Shareholders entitled to vote, in which case such transferee is entitled to vote such shares at the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The holders of the Common shares of record at the record date are entitled to vote such shares at the Meeting on the basis of one vote for each common share held, the common shares being the only class of shares entitled to vote at the Special Meeting of Shareholders. Of the Corporation's authorized unlimited number of Common shares, 36,493,330 Common shares are issued and outstanding as fully paid and non-assessable.

To the knowledge of the Directors and Senior Officers of the Corporation, the only shareholders legally and beneficially owning, directly or indirectly, equity shares carrying more than 5% of the voting rights attached to all outstanding equity shares of the Corporation are:

                                     Number of           Percentage of
Name                                 Shares              Outstanding Shares
----------------------------------------------------------------------------
Father Gregory Ofiesh                3,820,960           10.5%
Cede & Co.{')                        19,959,177          54.7%
CDS & Co.(0                          6,409,985           17.6%

~'~ *the beneficial holders of shares of these companies are unknown to the directors and officers of the Corporation.

As of September 6, 2001 the directors and senior officers as a group owned beneficially, directly or indirectly, 4,280,460 shares of the Corporation representing 11.9% of the currently issued and outstanding common shares of the Corporation.



                     INFORMATION CONCERNING THE CORPORATION

                  REMUNERATION OF DIRECTORS AND SENIOR OFFICERS
---------------------------------------------------------------------------------------------------------------------------
Name/Principal Position         Year        Salary       Bonus for       Other      Options/         Rest-    All other
                                                         the Year       Annual        SARs          ricted     compen-
                                                                     Compensat-                     Shares     sation
                                                                          ion
---------------------------------------------------------------------------------------------------------------------------

Father Ofiesh,                  2000             $27,000 -           -                 100,000 -           -
President and
Chief Executive Officer (1)
                                -------------------------------------------------------------------------------------------
                                1999        -            -           -             -           -           -
                                -------------------------------------------------------------------------------------------
                                1998
---------------------------------------------------------------------------------------------------------------------------
Robert                          2000        -            -           -                 150,000 -
Gardner,
Previous President
                                1999             $52,940 -           -             -           -           9,000 (2)
                                -------------------------------------------------------------------------------------------
                                1998        -            -           -             -           -           -
---------------------------------------------------------------------------------------------------------------------------
Stanley                         2000        -            -           -             -           -           -
Combs,
Previous Chairman of the
Board
                                -------------------------------------------------------------------------------------------
                                1999        -            -           -                 100,000 -           -
                                -------------------------------------------------------------------------------------------
                                1998        -            -           -                  50,000 -           -
---------------------------------------------------------------------------------------------------------------------------
Daphne                          2000        -            -           -             -           -           -
Elsworthy,
Previous
Secretary/Treasurer
                                -------------------------------------------------------------------------------------------
                                1999        -            -           -                 100,000 -           -
                                -------------------------------------------------------------------------------------------
                                1998        -
---------------------------------------------------------------------------------------------------------------------------
Peter Boyle,                    2000              $9,000 -           -             -           -           -
Vice President
of Regulatory Affairs(3)
                                -------------------------------------------------------------------------------------------
                                1999        -            -           -                         -           -
                                -------------------------------------------------------------------------------------------
                                1998        -            -           -             -           -           -
---------------------------------------------------------------------------------------------------------------------------

(1) Father Ofiesh's salary is not payable in cash; the amount accrues and may only be used to purchase securities of the Company.

(2) Mr. Gardner was provided with accommodation in Vancouver while working for the Company;

(3) Mr. Boyle, an attorney at law, is not a full time employee of the Company. He is paid on a fee basis. The amount above represents fees paid in the fiscal year ended October 31, 2000.


OPTION/SAR GRANTS DURING THE
MOST RECENTLY COMPLETED FINANCIAL YEAR
-------------------------------------------------------------------------------------------------------------
                                                                          Market Value
                      Securities      % of Total                           of Securities
                         Under         Options                             Underlying
                        Options       Granted to                           Options on
                        Granted       Employees in    Exercise Price       the Date of
                       (# common      Financial or     Base Price            Grant            Expiration
Name                    shares)          Year             ($/Security)    ($/Security)          Date
-------------------------------------------------------------------------------------------------------------
Father Ofiesh           50,000          20%                $0.10              $0.06           03/24/02
                        50,000          33.4%              $0.13              $0.06           11/27/02
-------------------------------------------------------------------------------------------------------------



                      AGGREGATE OPTION/SAR EXERCISES DURING
                      THE MOST RECENTLY COMPLETED FINANCIAL
                  YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------
                                                                               Value of
                                                       Unexercised        Unexercised in the
                                                      Options at FY        Money Options at
                    Securities                             End                 FY End
                   Acquired on   Aggregate Value           (#)                  ($)
Name                Exercise         Realized          Exercisable/          Exercisable/
                       (#)             ($)            Unexercisable         Unexercisable
--------------------------------------------------- ----------------------------------------------
Robert              165,000            Nil                  Nil                   Nil
Gardner
--------------- ----------------------------------- ----------------------------------------------


There are no employment contracts between either the Corporation or its subsidiaries and the above-named executive officers other than disclosed herein.

Neither the Corporation or any of its subsidiaries has any plan or arrangement with respect to compensation to its executive officers which would result from the resignation, retirement or any other termination of employment of the executive officers' employment with the Corporation and its subsidiaries or from a change of control of the Corporation or any subsidiary of the Corporation or a change in the executive officers' responsibilities following a change in control, where in respect of an Executive Officer the value of such compensation exceeds $100,000.

The Corporation has no standard arrangement pursuant to which Directors are compensated by the Corporation for their services in their capacity as Directors other then the un- issued Treasury shares reserved for the grant of Directors' Stock Options. There has been no other arrangement pursuant to which Directors were compensated by the Corporation in their capacity as Directors except as disclosed herein and in the financial statements attached hereto.

None of the Directors or Senior Officers of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any associate or affiliate of such persons, are or have been indebted to the Corporation at any time since the beginning of the Corporation's last completed financial year.

The Corporation has no pension plan.

MATTERS TO BE ACTED UPON AT MEETING

NAME CHANGE AND CONSOLIDATION

The Board of Directors of the Corporation wish to change the Corporation's name to emphasize the new management and business direction of the Corporation. Accordingly, the Board of Directors of the Corporation wish to change the Corporation's name to "Franklin Lake Resources, lank." Further, in order to attract investor interest in the Corporation and raise additional financing for the Corporation's projects and encourage market activity in the trading of the Corporation's shares, the Board of Directors of the Corporation wish to consolidate the Corporation's shares, every ten (10) old shares before consolidation being consolidated into one (1) new share.

CONTINUATION

The Board of Directors of the Corporation wish to continue the Corporation as if it had been incorporated under the Nevada Revised Statutes. In deciding on the change of domicile, the Board of Directors noted that all of the Corporation's business is conducted in the U.S,, the trading market for the Corporation's shares is located in the U.S. and a large proportion of its shareholders live in the U.S. Furthermore, the Board of Directors recognized that the continuation of the Corporation under the Nevada Revised Statutes would eliminate the requirement that a majority of the Board of Directors of the Corporation be Canadians as well as the requirement that meetings of the shareholders be held in Canada. Accordingly, the Board of Directors recommend that shareholders vote in favor of the continuation of the Corporation into Nevada.

Since the Board of Directors may not wish to proceed with the continuation of the Corporation in the event that shareholders holding a significant number of shares exercise their right of dissent thereby possibly seriously impairing the Corporation's financial resources, the Board of Directors are also seeking the shareholders' approval to not proceed with the continuation, in the directors' sole discretion, they determine it not to be in the Corporation's best interests.

COMPARISON OF LAWS UNDER THE CANADIAN BUSINESS CORPORATIONS ACT AND THE NEVADA REVISED STATUTES

The following is a comparison of the more relevant sections of the Canada Business Corporations Act and the Nevada Revised Statutes:

COMPARISON OF SHAREHOLDERS' RIGHTS

Upon the effective date of the Continuance, all shareholders of the Company will become shareholders of Franklin Lake Resources Inc. ("Franklin"), a Nevada Corporation. The Company is currently a corporation organized under and governed by Canadian law, the Articles of the Company and the Bylaws of the Company. Franklin will be a corporation organized under and governed by Nevada law, the Articles of Incorporation and the Bylaws of Franklin. The principal attributes of the Franklin Shares and the Company's Common Shares will be identical other than differences in shareholders' rights under the CBCA and NRS. While the rights and privileges of stockholders of a Nevada corporation under the NRS are, in many instances, comparable to those of shareholders of a Canadian corporation under the CBCA, there are certain differences. The following is a summary of the material differences between the rights of holders of shares of the Company after the effective date of the Continuance and the rights of holders of shares of the Company at the date hereof. These differences arise from differences between United States and Canadian securities laws, between the NRS and the CBCA, and between the Company's Articles and Bylaws as presently constituted and the Articles of Incorporation and Bylaws of Franklin, to be made available for inspection by stockholders at the Special Meeting. This summary is not intended to be exhaustive and stockholders should consult with their legal advisors regarding all the implications of the continuance. A copy of the CBCA and the NRS will be available for reference by members of the Company.

THIS SAY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CBCA, THE NRS, THE ARTICLES OF INCORPORATION OF THE COMPANY, THE BYLAWS OF THE COMPANY, THE ARTICLES OF INCORPORATION AND THE BYLAWS OF FRANKLIN.

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares. Under the NRS, there are fewer matters requiring shareholder approval and such matters may, unless a greater vote requirement is applicable, be approved by a simple majority of the votes cast (assuming a quorum is present). As discussed here, there are certain instances of a heightened voting requirement. The NRS requires the affirmative vote of at least a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its Articles of Incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if.
(i) such corporation's Articles of Incorporation will not differ from its Articles before the merger, (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, with identical designations, preferences, limitations and relative rights, and (iii) either no shares of common stock, including securities convertible into common stock will be issued in the merger or the number of shares of common stock to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. Franklin's Articles of Incorporation will not require a heightened shareholder vote beyond that which is required by the NRS.

Stockholder approval is also not required under the NRS for mergers or consolidations in which a subsidiary corporation merges or consolidates with a parent corporation that owns at least 90% of the outstanding shares of each class of stock. Stockholder approval is required if the Parent Corporation merges or consolidates into the subsidiary. In either instance, the plan of merger or consolidation which is adopted by the Board of Directors must state the manner and basis of converting the owner's interests of the subsidiary into the owner's interests, obligations or other securities of the parent or any other entity or into cash or other property in whole or in part.

AMENDMENT TO GOVERNING DOCUMENTS

Under the CBCA, any amendment to the articles generally requires the approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Under the CBCA, unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the bylaw amendment to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject, amend or repeal the bylaw amendment by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders present and entitled to vote on the resolution. The NRS requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to a corporation's Articles of Incorporation, unless a greater level of approval is required by the Articles of Incorporation or the Bylaws of the Company. Thus, the Board of Directors of a Nevada corporation generally has the power to make decisions on a number of matters with respect to which shareholder approval might otherwise be required if undertaken by a Canadian corporation. Franklin's Articles of Incorporation will not require a heightened level of shareholder approval (beyond a majority vote) for an amendment of the Articles. The Amended Articles may contain only such provisions as it would be lawful to include in the original Articles of Incorporation. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the Articles of Incorporation. No amendments to the Articles of Incorporation may be adopted by the Board of Directors without stockholder approval. The Board must call a meeting of the stockholders for consideration of the amendment. Notice, which must comply with the requirements of the NRS, must be given to each stockholder entitled to vote on the amendment. The NRS also states that the power to adopt, amend or repeal the bylaws of a corporation resides in the stockholders entitled to vote, provided that the corporation in its Articles of Incorporation may confer such power on the board of directors in addition to the stockholders. Neither the Bylaws nor the Articles of Incorporation may limit the right of stockholders to inspect and audit the books and records of the corporation. Under the NRS, shareholders owning or representing owners of at least 15% of the outstanding voting shares of the corporation are permitted certain rights of inspection of the corporations books and records. However, such rights to audit corporate financial records do not apply to any corporation listed on a recognized stock exchange (not including the NASDAQ/NMS) or any corporation that furnishes to its stockholders a detailed, annual financial statement. Franklin's Articles of Incorporation will expressly authorize the board of directors to adopt, amend or repeal Franklin's Bylaws.

DISSENTERS' RIGHTS

The CBCA provides that shareholders of a CBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;
(iii) an amendment to the corporation's articles, to add, change or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interest. Under the NRS, status as a dissenter is not automatic, and it may be lost if a stockholder fails to properly perfect its rights. Also under the NRS, holders of shares of any class or series have the right, in certain circumstances, to dissent from certain "corporate actions" (e.g. a merger or consolidation) by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. Such corporate actions also include certain instances in which there is a proposal to increase or decrease the number of authorized shares of any class or series. Sales of all the Corporation's assets does not give rise to rights to dissent. However, a stockholder may apply for an appraisal of his or her interests if in connection with a dissolution of the corporation the assets are sold for stock or bonds of another corporation. Further, with some limited exceptions, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the NASDAQ National Market or held of record by more than 2,000 stockholders. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

OPPRESSION REMEDY

Pursuant to Section 24 1 of the CBCA which provides an oppression remedy, a court is enabled to make any order, both interim and final, to rectify the matters complained of, if the Director of the CBCA is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (ii) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner or (iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner; that is oppressive or unfairly prejudicial to, or that unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates, (c) the Director of the CBCA and (d) any other person who, in the discretion of the court, is a proper person to make such application. Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interest of shareholders and other complainants with a substantial interest in the corporation. The NRS does not provide for a similar remedy. However, the NRS provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors. Under the NRS, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the stockholder must overcome the "business judgment rule," which simply stated means that absent a showing of intentional misconduct, gross negligence or an impermissible conflict of interest. Such conflicts may include a breach of duty of loyalty (including usurpation of corporate opportunities and self dealing). Disinterested directors' decisions are presumed by the courts to have been made in good faith and in the best interests of the corporation.

DERIVATIVE ACTION

A successful derivative action results in a recovery by the corporation while a direct action results in a recovery by the stockholder. Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that: (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith and (iii) it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Under the CBCA, the court in a derivative action may make any order it thinks fit, including, without limitation: (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. A derivative action may be brought in Nevada by a stockholder on behalf of, and for the benefit of, the corporation. The NRS provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains, and that he or she maintained such standing throughout the pendency of the suit. . The stockholder must plead a specific wrong and injury to the corporation. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. The NRS also requires that the stockholder fairly and adequately represent the interests of the stockholders similarly situated in enforcing the right of the corporation.

SHAREHOLDER CONSENT IN LIEU OF MEETING

Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Under the NRS, unless otherwise provided in the

Articles of Incorporation or the Bylaws, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Franklin's Articles of Incorporation and Bylaws will not provide otherwise. Notice need not be given of stockholder action by written consent.

DIRECTOR QUALIFICATIONS

A majority of the directors of a CBCA corporation must be resident Canadians. The NRS does not have comparable requirements.

FIDUCIARY DUTIES OF DIRECTORS

Directors of corporations incorporated or organized under the CBCA and the NRS have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duty of care. Pursuant to section 122 of the CBCA, the duty of care requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Section 120 of the CBCA provides that a director or officer of a corporation who: (a) is a party to a material contract or proposed material contract with the corporation, or (b) is a director or an officer of or has a material interest in any other corporation which is a party to a material contract or proposed material contract with the corporation, must disclose in writing to the corporation or request to have entered in the minutes of the meeting of the directors the nature and extent of his interest and must abstain from voting on the material contract. Under the NRS, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interest of the stockholders pursuant to the "good business judgment rule."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the CBCA and pursuant to the Company's Bylaws, the Company may indemnify a director or officer, a former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate i(pound) (i) he or she acted honestly and in good faith with a view to the best interest of the Company and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the Company if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or such body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (i) and (ii) above. The NRS permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The NRS allows for the advance payment of an indemnities expenses prior to the final disposition of an action, provided that the indemnities undertakes to repay any such amount advanced if it is later determined that the indemnities is not entitled to indemnification with regard to the action for which such expenses were advanced. The CBCA does not expressly provide for such advance payment.

DIRECTOR LIABILITY

The CBCA contains certain provisions that limit or eliminate the liability of directors to the corporation or its stockholders with respect to certain malfeasance or nonfeasance on the part of the directors. In some circumstances a director will not be liable if he proves that he did not know and could not have known of the unlawful act. Also, certain actions to enforce a liability imposed by the CBCA may not be commenced after two years from the date of the act complained of. Further, a director will not be liable under certain sections of the CBCA if he relied in good faith on: (a) financial statements of the corporation fairly represented to him by an officer of the corporation or in a written report of the auditor of the corporation to reflect the financial condition of the corporation, or (b) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by him. The NRS provides that a corporation's Articles of Incorporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. Franklin's Articles of Incorporation will provide that no director of Franklin shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for the payment of unlawful dividend distributions, and (fii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law. Franklin's Articles of Incorporation shall not eliminate or limit the liability of a director for monetary damages for breach of loyalty.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to the Company and to shareholders of the Company in connection with the continuance of the Company into the state of Nevada ("the Continuance"). The summary applies to the Company and to shareholders that hold Common Shares of the Company as "capital property", as that term is defined for the purposes of the Income Tax Act (Canada) ("the Tax Act"), and who deal at arm's length with and are not affiliated with the Company. This summary does not apply to shareholders that are "financial institutions" or in respect of whom the Company is at any time a "foreign affiliate" for purposes of the Tax Act.

This summary is based upon the current provisions of the Tax Act, the Regulations to the Tax Act, and all proposals to amend the Tax Act and the Regulations publicly announced by the Department of Finance prior to the date hereof and the Company's advisors' understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency ("the CCRA"). Otherwise, this summary does not take into account or anticipate any changes in law, or other action, nor does it take into account provincial, territorial, or foreign income tax legislation or considerations.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER EACH SHAREHOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

The Company

Upon the Continuance, the Company will cease to be a Canadian-resident corporation and a "public corporation" for the purposes of the Tax Act. The taxation year of the Company that would otherwise have included the date of the Continuance will be deemed to end immediately before that date. As of that date, the Company will be deemed to dispose of all of its properties for proceeds of disposition equal to the fair market value of the properties, determined immediately before that date. The Company will be deemed to reacquire all of its assets on the date of its Continuance at a cost equal to its deemed proceeds of disposition, upon which date it will also be deemed to have commenced a new taxation year.

The Company will be subject to income tax under Part I of the Tax Act on any income and net taxable capital gains arising as a result of the deemed dispositions.

The Company will also be subject to an additional tax under Part XIV of the Tax Act on the amount, if any, by which the excess of the fair market value of the Company's assets over its liabilities exceeds the paid-up capital of the Company's issued and outstanding shares. This additional tax will be at a rate of 5% unless one of the main reasons for the Company changing domicile to the United States is to reduce the amount of such additional tax or Canadian withholding tax, in which case, the rate of such tax would be 25%.

Management has considered the Canadian tax consequences to the Company associated with the proposed Continuance and has represented that, in its estimate:

a) the current fair market value of its properties does not exceed the book values of those properties; b) there is no basis for concluding that the tax costs of the properties are any less than their book values; and c) the paid-up capital of the Common Shares equals or exceeds the fair market value of the shares. Consequently, Management believes that the deemed dispositions of the Company's properties, which will arise on the Continuance, will not result in any taxable income to the Company, nor will the Continuance result in a liability under Part XIV of the Tax Act. Shareholders are cautioned that Management's beliefs are not supported by independent valuations, audits, or tax opinions.

Subsequent to the Continuance, the Company should not be subject to Canadian federal income tax except on its business operations that are attributable to a permanent establishment in Canada (such as a mine or mineral resource property), on its revenues from sources in Canada, and from dispositions of "taxable Canadian property" as defined for the purposes of the Tax Act.

Pursuant to guidelines contained in the Canada.-US Income Tax Treaty, the Company does not intend to have a permanent establishment in Canada. Under the domestic tax law of the United States, the Company does not intend to maintain a trade or business in Canada and does not anticipate receiving U.S. or Canadian source income effectively connected to a Canadian trade or business. The Company does not own mineral resource properties or mines in Canada. When these factors are taken into account, along with the analysis discussed previously, the Company does not anticipate incurring Canadian income taxes on its operations subsequent to the Continuation.

Shareholders Resident in Canada

Shareholders of the Company who are resident in Canada for purposes of the Tax Act will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base of a shareholder's Common Shares.

Following the Continuance, dividends received by a shareholder on the Company's Shares will be included in computing income as U.S. source nor-business income. The shareholder should be entitled to a deduction or a foreign tax credit in respect of any US taxes that are required to be withheld on the dividend. As discussed in greater detail to follow, such income, if any, will be subject to U.S. tax withholding as allowable under the Canada-US Income Tax Treaty. Shareholders who are individuals will not "gross-up" the dividends, nor will they be entitled to the "dividend tax credit" as such treatment is only applicable to dividends on shares of taxable Canadian corporations. Similarly, corporate shareholders will not be able to take a deduction in respect of the dividends as they would dividends on the shares of a taxable Canadian corporation. Therefore, Canadian resident individual shareholders would therefore cease to be entitled to such favorable tax treatment which results in the dividend received by the Canadian resident individual being subject to a lower effective tax rate (federal and provincial). However, since inception, the Company has not paid dividends to its shareholders. Thus, to date, tax savings associated with the "dividend tax credit" has been zero. The Company does not anticipate distributing dividends in near future. A shareholder should take these matters into consideration when making his or her proxy decision.

Following the Continuance of the Company to Nevada, the Company will cease to be a public corporation as that term is defined for Canadian income tax purposes. As the Common Shares will trade only on the NASDAQ-OTC , the

Common Shares will not be considered by the CCRA to be listed on a prescribed stock exchange in a country other than Canada. Accordingly, upon the Continuance, the Common Shares will no longer be qualified investments for trusts governed by Deferred Income Plans, such as Registered Retirement Savings Plans . Accordingly, the holding of such shares by Deferred Income Plans or by certain other tax-exempt entities, including registered investments and registered pension plans, may subject such holders to penalties under the Tax Act. Such holders are urged to contact their own tax advisors to determine whether any penalties would apply to them.

Cash paid to a dissenting shareholder would likely constitute proceeds of disposition of his or her Common Shares. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the holder. If a holder is a corporation, partnership, or trust, any capital loss arising on the disposition of a Common Share of the Company may, in certain circumstances, be reduced by the amount of any dividends which have been received on the Common Share. A dissenting shareholder will be required to include one-half of any capital gain (a "taxable capital gain") in computing his or her income for purposes of the Tax Act and will be entitled to deduct capital losses only against capital gains in accordance with the detailed provisions of the Tax Act in that regard.

Shareholders Not Resident in Canada

Shareholders who are not resident (or deemed under the Tax Act to be resident in Canada) and do not hold their Common Shares in the course of carrying on a business in Canada will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their Common Shares. After the effective date of the Continuance, dividends received by a shareholder on the Company's Shares will not be subject to Canadian withholding tax.

Such shareholders will also not be subject to Canadian tax on any capital gain arising on the eventual disposition of such Common Shares if the shares of the Company are listed on a prescribed stock exchange, unless, at any time during the five-year period that ends at the time of the disposition, the shareholder (together with persons not dealing at arm's length with the shareholder) owned 25% or more of the Shares (or rights to acquire Shares) of any class or series of the Company and, in general, more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties, and timber resource properties. Cash paid to a dissenting shareholder who is not resident in Canada would likely not be subject to tax in Canada, provided the 25% test described above is not met.

Certain United States Federal and State Income Tax Considerations

The following summary of the primary United States Federal and State income tax considerations generally applicable to the Company and to shareholders of the Company in connection with the continuance of the Company into the state of Nevada ("the Continuance"). Such general information is not to be considered as specific tax or legal advice.

The Corporation, once a Nevada Corporation, will be subject to U.S. income tax law and taxed at prevailing Us income tax rates. The cost basis and holding period of assets held by the predecessor corporation would be transferred to the Nevada corporation upon continuance. The Corporation would be entitled to a foreign tax credit, subject to certain limitations, with respect to any Canadian income taxes paid by the Company. Pursuant to the U.S.- Canada income tax treaty, the Company does not anticipate having a permanent establishment Canada and all income is expected to be U.S. source, effectively connected to a U.S. trade or business. Thus, the Company does not anticipate utilizing a foreign tax credit. At the present time, the State of Nevada does not assess a state income tax against corporation. The State of Nevada assesses a Business Tax, which is calculated at US $25 per full-time equivalent employee per calendar quarter. There are other county and city fees and assessments based on the amount of personal property owned or leased by the business, etc. However, as the Business Tax and such other assessments are not income taxes, further discussion of such fees is beyond the scope of this information circular.

Upon continuation, the Nevada Corporation will own a California subsidiary. Accordingly, on a consolidated basis, the Corporation will be liable for California taxes based on any California source income. Should the Franchise Tax Board of the State of California make a determination that any other revenue of the Corporation or its subsidiary is sourced to California, the Corporation may be liable, on a consolidated basis, for additional California state income taxes despite the parent corporation being a Nevada company.

Canadian resident individual shareholders will be subject to the withholding of federal income taxes on any dividends distributed by the Nevada Corporation. Such withholding will be computed based upon the provisions contained in the U.S. -Canada income tax treaty. Shareholders will receive Form 1042-S to report the amount of such dividends as well as the taxes withheld. To claim a refund of any excess withholding taxes, Canadian resident individual shareholders may wish to obtain a U.S. taxpayer identification number ("TIN") and file Form 104ONR or 1040NR-EZ with the United States Internal Revenue Service. Assuming the amount of taxes withheld equals the amount of tax liability on such income (which is typically the case when applying the tax treaty withholding rate), such shareholder need not file any income tax return in the United States and need not obtain a TIN. Subject to certain limitations, such individual may claim a credit against Canadian income tax liability for the amount of U.S. income tax

As applicable, the Corporation will provide all shareholders with supplemental information to describe any portion of dividends distributed which is California source. Accordingly, such shareholders may be responsible for filing Form 540NR
- ( a Personal Income Tax Return for nonresidents) with the State of California to report California source dividend distributions. United States resident individual shareholders would receive Form 1099-DIV to report ordinary income from dividend distributions. However, since inception, the Company has not paid dividends to its stockholders. The Company does not anticipate distributing dividends in near future. The stockholder should take these matters into consideration when making his or her proxy decision.

Right of Dissent

Any shareholder of the Corporation who dissents from the resolution (the "Special Resolution") to approve the continuation (the "Continuation') in compliance with section 190 of the Canada Business Corporations Act (a "Dissenting Shareholder") will be entitled, in the event the Continuance becomes effective, to be paid by the Corporation the fair value of the shares held by such Dissenting Shareholder determined as at the close of business on the day before the Special Resolution is adopted. A shareholder who wishes to dissent must send to the Corporation c/o 2100 -1066

West Hastings Street, Vancouver, BC, V6E 3X2, no later than the termination of the Special Meeting (or any adjournment thereof), written objection to the Special Resolution (a "Dissent Notice"). The Canada Business Corporations Act does not provide, and the Corporation will not assume, that a vote against the Special Resolution or an abstention constitutes a Dissent Notice but a shareholder need not vote his or her shares against the Special Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of the Special Resolution does not constitute a Dissent Notice; however, any proxy granted by a shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Special Resolution, should be validly revoked in order to prevent the proxy holder from voting such shares in favor of the Special Resolution and thereby disentitling the shareholder from his or her right to dissent. Under the Canada Business Corporations Act, there is no right of partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder. The Corporation is required, within 10 days after the shareholders adopt the Special Resolution, to notify each shareholder who has filed a Dissent Notice that the Special Resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the Special Resolution or who has withdrawn his or her Dissent Notice. A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Special Resolution has been adopted or, if he or she does not receive such notice, within 20 days after he or she learns that the Special Resolution has been adopted, send to the Corporation a written notice (a "Payment Demand") containing his or her name and address, the number of shares in respect of which he or she dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending a Payment Demand, the Dissenting Shareholder must send to the Corporation's transfer agent the certificates representing the shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send to the Corporation, within the appropriate time frame, the share certificates representing the shares in respect of which he or she dissents forfeits his or her right to make a claim under section 190 of the Canada Business Corporations Act. The Corporation's transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder. On sending a Payment Demand to the Corporation, a Dissenting Shareholder ceases to have any rights as a shareholder, other than the right to be paid the fair value of his or her shares as determined under section 185 of the Canada Business Corporations Act, except where (i) the Dissenting Shareholder withdraws his or her Payment Demand before the Corporation makes an offer to him or her pursuant to the Canada Business Corporations Act; (ii) the Corporation fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws his or her Payment Demand; or
(iii) the Continuance does not proceed; in which case his or her rights as a shareholder are reinstated as of the date he or she sent the Payment Demand. The Corporation is required, not later than seven days after the later of the effective time of the Continuance or the date on which the Corporation received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her shares in an amount considered by the board of directors of the Corporation to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. The Corporation must pay for the shares of a Dissenting Shareholder within 10 days after an offer made as aforesaid has been accepted by a Dissenting Shareholder, but any such offer lapses if the Corporation does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

THE ABOVE IS ONLY A SAY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT, WHICH ARE TECHNICAL AND COMPLEX. IT IS

SUGGESTED THAT ANY SHAREHOLDER WISHING TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHTS UNDER THOSE PROVISIONS SEEK HIS OR HER OWN LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT MAY PREJUDICE HIS OR HER RIGHT OF DISSENT.

CHANGE OF REGISTERED OFFICE

As the Corporation has terminated its arrangement with its previous legal counsel, the Corporation will change its registered office within Vancouver. Currently, the Articles designates a specific address as the registered office location which the Board of Directors wish to change to a general location such as "Vancouver, BC" so that until the completion of the Continuation the Board of Directors may pursuant to the by laws of the Corporation designate a specific address described by suite number, street number and name.

DATED this 11th day of September, 2001

ON BEHALF OF THE BOARD OF DIRECTORS

Per: "Father Gregory Ofiesh"
    Father Gregory Ofiesh, President and Director